SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  March 6, 2002



                       SPRINT CORPORATION
     (Exact name of Registrant as specified in its charter)

         Kansas                    1-04721                  48-0457967
(State of Incorporation)   (Commission File Number)      (I.R.S. Employer
                                                        Identification No.)


   2330 Shawnee Mission Parkway, Westwood, Kansas             66205
     (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (913) 624-3000



 (Former name or  former address, if changed since last report)


          P. O. Box 11315, Kansas City, Missouri 64112
        (Mailing address of principal executive offices)


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Item 5.  Other Events.

     1. Press Release. On March 6, 2002, the registrant ("Sprint") announced a senior notes offering. The press release was as follows:

             Sprint Announces Senior Notes Offering

Kansas City, Mo., - March 6, 2002 - Sprint (NYSE: FON, PCS) announced today that Sprint Capital Corporation, its wholly owned finance subsidiary, commenced a $2 billion unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933 of two tranches of senior notes, which will be unconditionally guaranteed by Sprint. Sprint will offer to exchange the unregistered senior notes for substantially identical registered senior notes following completion of the offering.

The notes will rank equally with all of Sprint Capital's other unsecured and unsubordinated indebtedness. The guarantees will rank equally with all of Sprint's other unsecured and unsubordinated obligations. The specific terms of the notes will be determined at pricing.

The net proceeds from the offering will be used to repay a portion of Sprint and Sprint Capital's outstanding commercial paper and for other general corporate purposes.

The notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

About Sprint
Sprint is a global communications company serving more than 23 million business and residential customers in more than 70 countries. With 80,000-plus employees worldwide and more than $26 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network. Sprint's award-winning Tier 1 Internet backbone is being extended to key global markets to provide customers with a broad portfolio of scalable IP products. Sprint's high-capacity, high-speed network gives customers fast, dependable, non-stop access to the vast majority of the world's Internet content. Sprint also operates the largest 100-percent digital, nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities.


                                      2

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                SPRINT CORPORATION


Date: March 7, 2002             By: /s/ Michael T. Hyde
                                   Michael T. Hyde
                                   Assistant Secretary